Exhibit 99.1

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

(NASDAQ: DESC)

Contact:

At the Company:

Peter J. Tallian

Chief Financial Officer

(203) 678-2148

DISTRIBUTED ENERGY REPORTS RECEIPT OF NOTIFICATION FROM NASDAQ REGARDING

NON-COMPLIANCE WITH CONTINUED LISTING REQUIREMENTS

WALLINGFORD, CT, September 18, 2007 – Distributed Energy Systems Corp. (NASDAQ: DESC), which creates and delivers products and solutions for the decentralized energy marketplace, reported today that on September 14, 2007 it received a notification from the NASDAQ Listing Qualifications Department providing notification that, for the last 30 consecutive business days, the bid price of its common stock has closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ Marketplace Rule 4450(a)(5). In accordance with NASDAQ Marketplace Rule 4450(e)(2), Distributed Energy has been provided 180 calendar days, or until March 12, 2008, to regain compliance. To regain compliance, the bid price of Distributed Energy’s common stock must close at $1.00 per share or more for a minimum of ten consecutive business days at any time before March 12, 2008.

If Distributed Energy does not regain compliance by March 12, 2008, it will be notified by NASDAQ that its securities will be delisted. At that time, Distributed Energy may appeal NASDAQ’s determination to delist its securities to a Listing Qualifications Panel. Alternatively, Distributed Energy could at that time apply to transfer its securities to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion set forth in NASDAQ Marketplace Rule 4310(c). If that application were approved, Distributed Energy would be afforded the remainder of The NASDAQ Capital Market’s second 180 calendar day grace period in order to regain compliance while on The Nasdaq Capital Market.

About Distributed Energy Systems Corp.

Distributed Energy Systems Corp. (NASDAQ: DESC) creates and delivers products and solutions to the emerging decentralized energy marketplace, giving users greater control over their energy cost, quality and reliability. The company delivers a combination of practical, ready-today energy solutions and the solid business platforms for capitalizing on the changing energy landscape. For more information visit http://www.distributed-energy.com.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Statements contained herein concerning Distributed Energy’s goals, future revenue and profitability, financial sustainability, and anticipated growth and other statements that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as “anticipates”, “believes”, “could”, “expect”, “intend”, “may”, “might”, “should”, “will”, and “would” and other forms of these words or similar words are intended to identify forward-looking information. Distributed Energy’s actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors. Distributed Energy disclaims any obligation to update these forward-looking statements.

Factors that could cause results to differ materially from those contained in Distributed Energy’s forward-looking statements include, but are not limited to, our failure to perform contracts for customers profitably, or complete development of our products, the failure of our products to achieve commercial acceptance, our inability to expand our production facilities, manufacture our products at commercially acceptable costs or establish distribution relationships, the impact of competitive products, and other factors detailed in Distributed Energy’s Form 10-Q for the quarter ended June 30, 2007, and other filings Distributed Energy may make from time to time with the SEC.